Exhibit 10.08

TRIBAL FUSION, INC.

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and entered into effective as of May 9, 2005 (the “Effective Date”), by and between TRIBAL FUSION, INC., a Delaware corporation (hereinafter the “Corporation”), and John R. Rettig (hereinafter “Employee”).

RECITALS

Whereas, the Corporation runs an online ad network and site representation business.

Whereas, in order to develop and grow its business, the Corporation requires Employee’s services in overseeing all operational issues associated with running and managing the Corporation;

Whereas, the Corporation desires to employ Employee as Chief Financial Officer, and Employee desires to accept such employment, on the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, the parties hereto agree as follows:

1.        Employment Duties.

a.        General. The Corporation hereby agrees to employ Employee, and Employee hereby agrees to accept employment with the Corporation, on the terms and conditions hereinafter set forth.

b.        Corporation Duties. The Corporation shall allow Employee to, and Employee shall, perform responsibilities normally incident to his/her position as Chief Financial Officer of this Corporation, commensurate with his/her background, education, experience and professional standing. The Corporation shall provide Employee with a workstation, computer, telephone, administrative support, office equipment, supplies, customary services and cooperation suitable for and as the Corporation deems necessary for the performance of his/her duties.

c.        Employee’s Duties. Unless otherwise mutually agreed to in writing by the parties, Employee shall serve as Chief Financial Officer for the Corporation. Duties to be performed include, but are not limited to, planning and directing all aspects of the Corporation’s Finance, Human Resource, and Administration functions. Employee shall devote his/her full productive time, attention, energy, and skill to the business of the Corporation, and shall not become engaged to render similar services on behalf of any other entity or person while employed hereunder, without the Corporation’s consent. Employee hereby agrees to undertake the duties and responsibilities inherent in this position and such other duties and responsibilities as the Corporation shall from time to time reasonably assign to him/her. Employee shall report directly to the Corporation’s President and CEO.

Exhibit 10.08

2.        Term. This Agreement is for “at-will” employment and this agreement shall commence on May 9, 2005 (“Commencement Date”). Employment with the Corporation is for no specified term. Subject to the terms and conditions contained in Section 5 of this Agreement, Employee may terminate his/her employment with the Corporation at any time, for any reason or no reason, and with or without notice to the Corporation. The Corporation may terminate the employment of the Employee at any time, for any reason or no reason, and with or without notice.

3.        Compensation. Employee shall be compensated as follows:

a.        Base Salary and Bonus. The Corporation shall pay Employee a base salary of Dollars 150,000 per year for his/her services, payable in equal installments on a bi-weekly basis. All salaries are subject to all applicable state, federal and local employee and income tax withholding. The Corporation may, at any time or from time to time, increase Employee’s salary in light of the Corporation’s performance and Employee’s contribution thereto, and any other factors which the Corporation may deem relevant. Employee shall also be eligible to participate in bonus incentive plans which the Corporation may adopt from time to time. Your bonus will be based on a combination of revenue, goals, and management objectives. Your total quarterly bonus potential will be $18,750. You will be guaranteed the full bonus for the first four quarters of employment. You will also receive a sign on bonus of $25,000 with your first paycheck.

b.        Stock Options. Employee shall be permitted to participate in the Corporation’s stock option plan and shall be awarded a stock option grant to purchase 60,000 shares of Tribal Fusion, Inc. common stock at an exercise price of $.05 per share, subject to such terms and conditions as contained in the Stock Option Agreement, as administered under the Corporation’s Equity Incentive Plan. If a conflict arises between this Agreement and the Stock Option Agreement or Plan, the Stock Option Agreement and Plan shall govern. If there should be a merger or acquisition of the Corporation, and you should lose your position involuntarily during the first year after the event, then your stock option vesting schedule will accelerate and your options will be vested according to the Accelerated Vesting Schedule set forth in your Stock Option Agreement.

c.        Paid Time-Off. Employee will be entitled to fifteen (15) days of Paid Time Off (PTO) annually with full compensation and benefits during PTO periods. PTO includes both vacation and sick time and can be taken in  1/2 day increments. Employee may take PTO at such time or times as employee and the Corporation mutually agree in writing. Employee’s PTO time will accrue at a rate of 1.25 days per month of service. If Employee needs to take off more time than Employee has accrued, then the additional time will be unpaid. The Corporation encourages Employee to use all earned PTO each year. As a result, Employee may only accumulate a maximum of two times the PTO that Employee is eligible to accrue. Once Employee has accrued the maximum, Employee will cease accruing additional PTO until previously accrued PTO time is taken so that the accrual amount has been brought below the maximum.

d.        Benefits. Employee and his/her dependents shall be entitled to participate in any group plans or programs maintained by the Corporation for any employees relating to

Exhibit 10.08

group health, disability, life insurance and other related benefits as in effect from time to time. The Corporation pays for 100% of Employee medical benefit premiums, and 50% for that of said Employee’s dependents.

4.        Expenses. The Corporation shall reimburse Employee for his/her normal and reasonable expenses incurred for travel, entertainment, continuing education and similar items in promoting and carrying out the business of the Corporation. Provided such expenses are incurred and approved in accordance with written Corporation policies, or in the absence of written policies, established Corporation preactices. As a condition of reimbursement, Employee agrees to provide the Corporation with copies of all available invoices and receipts, and otherwise account to the Corporation in sufficient detail to allow the Corporation to claim an income tax deduction for such paid item, if such item is deductible. Reimbursements shall be made on a monthly, or more frequent, basis.

5.        Termination.

a.        General. Employee may voluntarily terminate his/her employment hereunder any time for any reason upon 30 days advance written notice to the Corporation. In such an event, the Corporation reserves the right to require Employee not to report to work during the notice period; however, Employee will be paid for the notice period. If Employee terminates this Agreement, the Corporation shall have no further obligations to Employee whatsoever under this Agreement or otherwise.

b.        Termination for Cause. The Corporation may terminate Employee pursuant to the terms of this Agreement at any time for “cause” by giving written notice of termination. Such termination will become effective upon the giving of such notice, except that termination based upon clauses (iv) and (v) below shall not become effective unless the Employee fails to correct such breach within thirty (30) days of receipt of written notice. “Cause” shall mean: (i) the Employee is convicted of a felony which is related to the Employee’s employment or the business of the Corporation; (ii) the Employee, in carrying out his/her duties hereunder, has been found in a civil action to have committed gross negligence, willful gross misconduct, misappropriated Corporation funds or otherwise defrauded the Corporation, in any case, resulting in material harm to the Corporation; (iii) exhibiting unfitness or unavailability for service (other than disability, as provided for in this Agreement), material misconduct or dishonesty related to the Employee’s employment of the business of the Corporation; (iv) the Employee materially breaches any provision of any confidentiality, proprietary rights, non-competition or similar agreement between Employee and the Corporation; and (v) Employee is in material breach of any provision of this Agreement.

c.        Termination Upon Death or Disability. This Agreement shall automatically terminate upon Employee’s death. In addition, if any disability or incapacity of Employee to perform his/her duties as the result of any injury, sickness, or physical, mental or emotional condition continues for a period of 180 business days (excluding any accrued vacation) out of any calendar year period, the Corporation may terminate Employee’s employment upon written notice and no further compensation shall be paid to Employee upon such termination.

Exhibit 10.08

d.        Severance. Should the Corporation terminate this Agreement for a reason other than cause, Employee will be eligible for three (3) months of severance pay upon date of written notice of termination of Agreement.

6.      Miscellaneous.

a.        Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matters herein, and supersedes and replaces any prior agreements and understandings, whether oral or written between them with respect to such matters. The provisions of this Agreement may be waived, altered, amended or repealed in whole or in part only upon the written consent of both parties to this Agreement.

b.        No Implied Waivers. The failure of either party at any time to require performance by the other party of any provision hereof shall not affect in any way the right to require such performance at any time thereafter, nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of any subsequent breach of the same provision or any other provision.

c.        Personal Services. It is understood that the services to be performed by Employee hereunder are personal in nature and the obligations to perform such services and the conditions and covenants of this Agreement cannot be assigned by Employee. Subject to the foregoing, and except as otherwise provided herein, this Agreement shall inure to the benefit of and bind the successors and assigns of the Corporation.

d.        Severability. If for any reason any provision of this Agreement shall be determined to be invalid or inoperative, the validity and effect of the other provisions thereof shall not be affected thereby, provided that no such severability shall be effective if it causes a material detriment to any party.

e.        Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, applicable to contracts between California residents entered into and to be performed entirely within the State of California. Venue for any and all claims or actions arising out of this Agreement shall be the County of Alameda, State of California.

f.        Notices. All notices, requests, demands, instructions or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given upon delivery, if delivered personally, or if given by prepaid telegram, or mailed first-class, postage prepaid, registered or certified mail, return receipt requested, shall be deemed to have been given seventy-two (72) hours after such delivery, if addressed to the other party at the addresses as set forth on the signature page below. Either party hereto may change the address to which such communications are to be directed by giving written notice to the other party hereto of such change in the manner above provided.

g.        Merger, Transfer of Assets, or Dissolution of the Corporation. This Agreement shall not be terminated by any dissolution of the Corporation resulting from either merger or consolidation in which the Corporation is not the consolidated or surviving corporation or a transfer of all or substantially all of the assets of the Corporation. In such event, the rights, benefits and obligations herein shall automatically be assigned to the surviving or resulting corporation or to the transferee of the assets.

Exhibit 10.08

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EMPLOYEE		TRIBAL FUSION, INC.

By:	/s/ John R. Rettig	By:	/s/ Dilip DaSilva
	(Signature)		(Signature)

John R. Rettig		Dilip DaSilva, President & CEO

[personally identifiable information withheld]		[personally identifiable information withheld]

Exhibit 10.08

[Exponential Letterhead]

January 1, 2008

Amendment #1 to Offer Letter Dated May 9, 2005

John Rettig

[personally identifiable information withheld]

Dear John:

Please be advised that the offer letter dated May 9, 2005 by and between Tribal Fusion (“Company”), now known as Exponential Interactive, Inc. and you (the “Offer Letter”) is amended effective January 1, 2008 (the “Amendment #1 Effective Date”) to reflect the following:

•

Section 5, d of your agreement is modified to read: should the Corporation terminate your agreement for a reason other than cause, you will be eligible for six (6) months of severance pay upon date of written notice of termination of Agreement.

Except as modified herein, all other terms in the Offer Letter shall be unaffected and shall remain in full force and effect.

If the above terms are agreeable to you, please sign below and return this letter to me so that we can proceed.

We look forward to your continued contributions and providing you with professional opportunities.

Thank you.

Sincerely yours,

Dilip DaSilva

CEO

AGREED, ACKNOWLEDGED AND ACCEPTED:

/s/ John Rettig	Date:
John Rettig